Exhibit 99.1

This Form 3 is being filed on behalf of Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (“WP X”), Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), Warburg Pincus X, L.P., a Delaware limited partnership and the general partner of each of WP X and WP X Partners (“WP X LP”), Warburg Pincus X LLC, a Delaware limited liability company and the general partner of WP X LP (“WP X LLC”), Warburg Pincus Partners, LLC, a New York limited liability company and the sole member of WP X LLC (“WP Partners”), Warburg Pincus & Co., a New York general partnership and the managing member of WP Partners (“WP”), Warburg Pincus LLC, a New York limited liability company that manages certain private equity funds, including WP X and WP X Partners (“WP LLC”), and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and Managing Member and Co-President of WP LLC (and together with WP X, WPX LP, WP X LLC, WP Partners, WP and WP LLC, the “Reporting Persons”). As of the date hereof, WP X, together with certain other investors, owns the outstanding equity interests of Igloo Investors Ltd., a Cayman Islands exempted company (“Igloo”).  Igloo is the sole member of Hg Investors LLC, a Delaware limited liability company (“Hg Investors”).  In connection with the execution and delivery of an agreement and plan of merger, dated as of May 3, 2010 (the “Merger Agreement”), among the Issuer, Hg Investors and Igloo Merger Corporation, a Delaware corporation and wholly owned subsidiary of Hg Investors (“Merger Sub”), each of Pearson DBC Holdings Inc. (the “Stockholder”), Pearson plc and Hg Investors entered into a voting agreement, dated as of May 3, 2010 (the “Voting Agreement”).  Pursuant to the Voting Agreement, the Stockholder agreed to, among other things, vote 57,554,795 shares of common stock of the Issuer in favor of the merger of Merger Sub with and into the Issuer upon the terms and subject to the conditions set forth in the Merger Agreement. As a consequence of the Voting Agreement, each of the Reporting Persons may be deemed to have voting power over more than 10% of the common stock of the Issuer.  The Reporting Persons do not have, and expressly disclaim, any pecuniary interest in shares of common stock of the Issuer, and, as a result, no shares of the Issuer’s common stock are reported in this Form 3 as being beneficially owned by the Reporting Persons.